UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2012

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2012, Stephen E. Gillett, age 36, Chief Information Officer and Executive Vice President, Digital Ventures of Starbucks Corporation, was appointed by the Board of Directors (the “Board”) of Symantec Corporation (the “Company”) as an independent director of the Company. Mr. Gillett’s appointment is effective on January 23, 2012. A press release announcing Mr. Gillett’s appointment to the Board is attached as exhibit 99.01 hereto, and is incorporated herein by reference.

Pursuant to the Company’s Non-Employee Director Grant Policy, each non-employee member of the Board shall be granted an annual award of fully-vested shares of the Company’s common stock having a fair market value on the Grant Date equal to $200,000 issued under the Company’s 2004 Equity Incentive Plan. Mr. Gillett will receive an initial grant on January 30, 2012, the first business day during which the Company’s trading window is open following the date of his appointment to the Board, representing a prorated amount based on the number of days from the date of his appointment to the Board through fiscal year 2012.

On the effective date of his appointment, Mr. Gillett is expected to enter into the Company’s standard form of Indemnity Agreement which provides for indemnification of the indemnitee to the full extent allowed by Delaware law.

On the date of his appointment, Mr. Gillett was appointed to the Audit Committee.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Exhibit Title or Description

99.01	Press release issued by Symantec Corporation, dated January 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: January 26, 2012	By:	/s/ Gregory King
Gregory King Vice President, Corporate Legal Services and Assistant Secretary

Exhibit Index

Exhibit Number	Exhibit Title or Description

99.01	Press release issued by Symantec Corporation, dated January 26, 2012.